Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 10, 2007, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal controls over financial reporting included in the Annual Report of UQM Technologies, Inc. on Form 10-K for the year ended March 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of UQM Technologies, Inc. on Forms S-8 (File No. 033-34612, File No. 033-81430, File No. 033-92288, File No. 333-101371, File No. 333-129241, and File No. 333-129251), and Forms S-3 (File No. 033-61166, File No. 333-50393 and File No. 333-126946).

/s/ Grant Thornton LLP

Denver, Colorado

May 10, 2007